Exhibit 99

             Florida East Coast Industries Reports Fourth Quarter
                          And Full Year 2003 Results

    Railway

    -- Fourth quarter 2003 Railway freight revenues increased 3% to $43.0 million, compared to the prior year period; Railway segment's operating profit increased 3% to $12.2 million and operating profit before depreciation* increased 4% to $17.1 million.

    -- Full year 2003 Railway freight revenues increased 3% to $167.1 million compared to 2002; Railway segment's operating profit increased 2% to $43.0 million and operating profit before depreciation* increased 5% to $62.6 million.

    Realty Operations

    -- Fourth quarter 2003 Flagler Development Company's rental and services' revenues increased 10% versus fourth quarter 2002 to $16.1 million; rental properties' operating profit increased to $4.7 million from $4.1 million, and rental properties' operating profit before depreciation and amortization expense* increased to $10.2 million from $9.2 million.

    -- Overall occupancy rate increased to 88% in the fourth quarter, compared to 84% in fourth quarter 2002 and 86% in third quarter 2003.

    -- Flagler's 2003 full year rental and services' revenues increased 6% to $64.3 million, compared to the prior year period; rental properties' operating profit decreased to $18.0 million from $18.4 million, and rental properties' operating profit before depreciation and amortization expense* increased to $40.5 million from $39.2 million.

    Realty Sales

    -- Realty sales totaled $51.5 million in the fourth quarter and $124.2 million for the twelve months ended December 31, 2003, compared to $62.8 million and $88.8 million in prior year periods, respectively.

    -- As previously announced on February 9, 2004, the Company has entered into a contract to sell for $80 million a 465-acre land parcel located in Doral, Dade County.

    * A reconciliation to the most comparable GAAP measures is provided in the last table of the release.

    ST. AUGUSTINE, Fla., Feb. 11 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) (FECI) announced results for the fourth quarter and year ended December 31, 2003.
    Robert W. Anestis, Chairman, President and Chief Executive Officer of Florida East Coast Industries, stated: "In 2003, our Railway and Realty businesses continued to show steady improvement. In the fourth quarter, Railway freight revenues, operating profit, and operating profit before depreciation all increased compared to fourth quarter 2002. Flagler, our real estate subsidiary, reported higher rental and services' revenues, higher rental properties' operating profit before depreciation and amortization expense and improved occupancy compared to both the prior year period and the third quarter 2003. During the quarter, we continued monetizing our non-core land assets. For the year, proceeds from these and other realty sales totaled $124.2 million, of which $33.8 million is reported in discontinued operations."
    Mr. Anestis continued: "In 2004, the Company's core businesses are expected to continue to improve. The Railway should benefit from Florida's growth through the Railway's transport of aggregate and other commodities and from recent improvements in its intermodal franchise. In 2004, Flagler will focus on continuing to improve financial results and occupancy at all of its parks. On the development side, we believe 2004 will be an exciting year for Flagler Center, a 1,022-acre property located in south Jacksonville, which is being transformed into a premier office park. At this park in 2004, an interchange will be completed giving direct access to I-95, the new Baptist Hospital and Citicorp Credit's corporate campus will near completion, and Flagler will start construction of a new office building."
    Mr. Anestis added: "In 2003, the Company paid its shareholders a $55 million special dividend, initiated an ongoing share repurchase program of up to $75 million, and increased the quarterly dividend by 60%. In 2004, the Company will consider additional shareholder distributions and/or share repurchases from cash balances that prove surplus to our core businesses' needs."
    For the fourth quarter, FECI reported consolidated revenues of $103.7 million, compared to $122.2 million for the fourth quarter 2002. Revenues for the fourth quarter 2003 included realty sales of $40.0 million, compared to $62.8 million for the fourth quarter 2002. Income from continuing operations was $25.2 million, or $0.68 per diluted share, for the fourth quarter 2003 (which includes $20.7 million of after-tax profit from land sales), compared to income of $32.9 million, or $0.90 per diluted share, for the fourth quarter 2002 (which includes $28.1 million of after-tax profit from land sales). FECI reported consolidated fourth quarter 2003 net income of $26.0 million, or $0.70 per diluted share, compared to $38.1 million, or $1.04 per diluted share, for the prior year quarter. Included in the fourth quarter 2003 net income is income from discontinued operations related to a sold building and a building held for sale. In the fourth quarter 2002, net income included income or loss from discontinued operations related to the sale of buildings and a partnership interests, the sale of the Company's former telecommunications subsidiary and its exit from the trucking business.
    For the full year 2003, FECI reported consolidated revenues of $339.0 million, compared to $301.2 million for 2002. Revenues included realty sales of $90.5 million for 2003, compared to $70.6 million for 2002. Income from continuing operations for the year was $41.4 million, or $1.12 per diluted share, for 2003 (which includes $34.8 million of after-tax profit from land sales and $10.1 million of after-tax expense for the estimated cost of ending a long-term ground lease), compared to $50.1 million, or $1.37 per diluted share, in the prior year period (which includes $31.4 million of after-tax profit from land sales). FECI reported full year 2003 net income of $43.2 million, or $1.17 per diluted share, compared to a net loss of $107.8 million, or $2.94 per diluted share, in the prior year. Included in 2003 net income is income from discontinued operations related to a building and partnership interest sold and a building held for sale. Included in 2002 net income is income or loss from discontinued operations related to the sale of buildings and a partnership interests, the sale of the Company's former telecommunications subsidiary and its exit from the trucking business.

    The Company's expectations for full year 2004 operating results assume continuing improvement in the national and Florida economies. For 2004, the Company expects Railway segment revenue and operating profit growth in the low single digits versus 2003. Capital expenditures for the Railway are expected to range between $30 and $33 million. The Company expects Flagler's 2004 rental and services' revenues to range between $68 and $70 million, an increase of 6% to 9% over 2003. Flagler's rental properties' operating profit before depreciation and amortization expense is expected to range between $43 and $45 million in 2004, an increase of 6% to 11% over 2003. Operating profit from operating properties' rents is expected to range between $18 and $20 million. Capital investment at Flagler for 2004 is expected to be between $75 and $85 million. The Company's expectations for Flagler's 2004 results may change if Flagler sells finished buildings in 2004, which it has done opportunistically in prior years.

    Railway Fourth Quarter Results
     -- Florida East Coast Railway (Railway) segment's revenues increased 6.0% to $46.8 million from $44.2 million for the fourth quarter 2003 over the prior year period. Included in the revenue increase is $1.2 million of revenue from the drayage operations managed by the Railway since November 2002 and $0.4 million of fuel surcharges.

     -- Total carload revenues grew 2.2% primarily due to a 13.2% increase in stone and aggregate revenues, reflecting a combination of strong construction demand and new business from existing customers partially offset by a 14.5% decrease in revenues from transporting vehicles. Intermodal revenues increased 4.1% compared to the prior year period, reflecting success in the direct marketing of the Railway's intermodal services to retail customers and truck carriers, partly offset by a small decline in revenues from connecting carriers.

     -- Railway segment's operating profit increased 3.2% to $12.2 million versus $11.8 million due to higher revenues, which were partly offset by higher salary and wages and depreciation expense. The Railway's operating ratio was 74.0% compared to 73.3% in the prior year quarter. The operating ratio was impacted by the addition of lower margin drayage operations. The drayage operation allows the Railway to provide a seamless door-to-door transportation solution that is an integral part of its intermodal strategy.

    Realty Fourth Quarter Results

    Rental Portfolio Results
     -- Flagler Development Company's (Flagler) rental and services' revenues increased 10.2% to $16.1 million for the fourth quarter 2003 versus $14.6 million in the fourth quarter of 2002. The increased revenues resulted primarily from new properties purchased in January 2003, and also improved "same store" revenues and newly constructed properties.

     -- Rental properties' operating profit was $4.7 million versus $4.1 million in the prior year period primarily due to newly acquired properties and a decrease in "same store" depreciation. Rental properties' operating profit before depreciation and amortization expense for the quarter increased to $10.2 million compared to $9.2 million in the fourth quarter 2002. Rental properties' operating profit before depreciation and amortization expense benefited primarily from newly acquired properties and newly constructed properties.

     -- Flagler's "same store" occupancy rates increased to 89% in the fourth quarter, compared to 86% in the fourth quarter 2002, and 87% in the third quarter 2003.

    Development and Sales Activity
     -- On December 29, Flagler completed the sale of an approximately 2,170-acre non-core land holding located in St. Johns County to Towers Homes, Inc. for $22.1 million.

     -- On November 14, the Railway and Flagler completed the sale of an approximately seven-acre non-core land holding located along the Miami River in downtown Miami for $18.0 million.

     -- On November 3, Flagler sold a 133,000-square foot building located in SouthPark Center in Orlando, Florida to Walgreens Healthcare Plus, Inc. for $11.5 million.

     -- At quarter end, Flagler had seven projects, with 1,048,000 square feet, in various stages of development (343,000 square feet in the construction stage, which includes 230,000 square feet of build-to-suit and 705,000 square feet in pre-development).

     -- Property under sale contracts at December 31, 2003 totaled $87.8 million and other property was listed for sale at asking prices totaling $51.0 million. The Company expects full year 2004 realty sales of $105 to $115 million, which includes the $80 million sale of a 465-acre land parcel announced on February 9, 2004.

    Capitalization
     -- The cash balance on December 31, 2003 was $125.1 million. Debt at
        December 31, 2003 was $241.1 million, composed entirely of non-recourse, fixed rate real estate mortgages.

     -- During the fourth quarter, the Company began to repurchase shares
        (97,300) under its previously announced (August 28, 2003) repurchase program at an average price of $29.98.

    A copy of the Company's year end 2003 Supplemental Real Estate Information Package will be available before the Company's conference call in the investor relations section of our website at http://www.feci.com.

    About Florida East Coast Industries, Inc.
    Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 6.5 million square feet of commercial and industrial space, as well as an additional 343,000 square feet under construction, and owns approximately 855 acres of entitled land and 2,600 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company's website at http://www.feci.com.

    Florida East Coast Industries, Inc. will hold a conference call to discuss fourth quarter and full year 2003 results this morning, Wednesday, February 11, 2004, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). This call will be web cast live by CCBN and can be accessed at the Company's website, www.feci.com, with an archived version of the web cast available approximately two hours after completion of the call. The dial-in numbers for the call are
(888) 868-9078 or (973) 582-2792. A replay of the call will be available approximately two hours after completion of the call through Wednesday, February 18, 2004 by dialing (877) 519-4471 or (973) 341-3080 and entering access code 4446780.

    This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company's present expectations or beliefs concerning future events. These statements may be identified by the use of words like "plan," "expect," "aim," "believe," "project," "anticipate," "intend," "estimate," "will," "should," "could," "may", and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Such forward-looking statements may include, without limitation, statements that the Company does not expect that lawsuits, environmental costs, commitments, including future contractual obligations, contingent liabilities, completing negotiations that result in the ending of the 30-year ground lease in a manner satisfactory to both parties, financing availability, labor negotiations or other matters will have a material adverse effect on its consolidated financial condition, statements concerning future capital needs and sources of such capital funding, statements concerning future intentions with respect to the payment of dividends, execution of a share repurchase program and other potential capital distributions, number of shares to be repurchased, availability of cash to fund the stock repurchase, future growth potential of the Company's lines of business, performance of the Company's product offerings, other similar expressions concerning matters that are not historical facts, and projections relating to the Company's financial results. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward- looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic conditions (particularly in the state of Florida, the southeast US and the Caribbean) as they relate to economically sensitive products in freight service and building rental activities; ability to manage through economic recessions or downturns in customer's business cycles; industry competition; possible future changes in the Company's structure, lines of business, business and investment strategies, and related implementation; legislative or regulatory changes; technological changes; volatility of fuel prices (including volatility caused by military actions); changes in depreciation rates resulting from future railway right-of-way and equipment life studies; the ability of the Company to complete its financing plans, settle future contractual obligations as estimated in time and amount (including a satisfactory ending of the 30-year ground lease with Broward County) and conclude labor negotiations in a satisfactory way; changes in insurance markets, including increases in insurance premiums and deductibles; the availability and costs of attracting and retaining qualified independent third party contractors; liability for environmental remediation and changes in environmental laws and regulations; the ultimate outcome of environmental investigations or proceedings and other types of claims and litigation; natural events such as weather conditions, floods, earthquakes and forest fires; discretionary government decisions affecting the use of land and delays resulting from weather conditions and other natural occurrences that may affect construction or cause damage to assets; the ability of the buyers to terminate contracts to purchase real estate from the Company prior to the expiration of inspection periods; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; costs and availability of land and construction materials; buyers' ability to close transactions; the Company's future taxable income and other factors that may affect the availability and timing of utilization of the Company's deferred tax assets; uncertainties, changes or litigation related to tax laws, regulations and the application thereof that could limit the tax benefits of the EPIK sale or of other possible transactions involving the Company; ability of the Company to execute and complete a share repurchase program; the Company's ability to pay dividends, repurchase shares or to make other distributions to shareholders; and other risks inherent in the real estate and other businesses of the Company.
    Further information on these and other risk factors is included in the Company's filings with Securities and Exchange Commission, including the Company's most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.

                     FLORIDA EAST COAST INDUSTRIES, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF INCOME
               (dollars in thousands, except per share amounts)
                                 (unaudited)


                          Three Months Ended Dec. 31   Years Ended Dec. 31
                              2003         2002         2003         2002

    Operating revenues     103,704      122,193      338,990      301,217
    Operating expenses    (60,699)     (66,779)    (265,091)    (211,311)
    Operating profit        43,005       55,414       73,899       89,906

    Interest income            186          219          946          425
    Interest expense       (4,414)      (4,525)     (17,056)     (19,602)
    Other income             2,128        2,317        9,544       10,803
                           (2,100)      (1,989)      (6,566)      (8,374)

    Income before income
     taxes                  40,905       53,425       67,333       81,532
    Provision for income
     taxes                (15,749)     (20,545)     (25,923)     (31,389)
    Income from
     continuing operations  25,156       32,880       41,410       50,143

    Discontinued Operations
    Gain (loss) from
     operation of
     discontinued
     operations
     (net of taxes)             77      (4,533)        (290)    (168,717)
    Gain on disposition
     of discontinued
     operations
     (net of taxes)            777        9,734        2,104       10,823
    Income (loss) from
     discontinued operations   854        5,201        1,814    (157,894)

    Net income (loss)       26,010       38,081       43,224    (107,751)

    Earnings Per Share
    Income from continuing
     operations - basic      $0.69        $0.90        $1.13        $1.38
    Income from continuing
     operations - diluted    $0.68        $0.90        $1.12        $1.37
    Loss from operation of
     discontinued
     operations - basic         --      ($0.12)      ($0.01)      ($4.64)
    Loss from operation
     of discontinued
     operations - diluted       --      ($0.12)      ($0.01)      ($4.61)
    Gain on disposition of
     discontinued operations -
     basic & diluted         $0.02        $0.26        $0.06        $0.30
    Net income (loss) -
     basic                   $0.71        $1.04        $1.18      ($2.96)
    Net income (loss) -
     diluted                 $0.70        $1.04        $1.17      ($2.94)

    Average shares
     outstanding -
     basic              36,507,326   36,459,157   36,502,467   36,446,427
    Average shares
     outstanding -
     diluted            37,026,479   36,675,669   36,864,558   36,634,782

    (Prior year's results have been reclassified to conform to current year's presentation, including discontinued operations.)


                       INFORMATION BY INDUSTRY SEGMENT
                            (dollars in thousands)
                                 (unaudited)

                                 Three Months
                                 Ended Dec. 31         Years Ended Dec. 31
                              2003         2002         2003         2002

    Operating Revenues      46,829       44,179      181,057      166,751
    Railway operations
    Realty:
     Flagler realty rental
      and services          16,108       14,613       64,336       60,545
     Flagler realty sales   22,772       26,879       63,495       32,063
      Other rental             733          663        3,139        3,415
      Other sales           17,262       35,876       26,963       38,552
     Total realty           56,875       78,031      157,933      134,575
      Total revenues
       (segment)           103,704      122,210      338,990      301,326
         Intersegment
          revenues              --         (17)           --        (109)
     Total revenues
      (consolidated)       103,704      122,193      338,990      301,217

    Operating Expenses
    Railway operations      34,660       32,391      138,069      124,634
    Realty:
      Flagler realty rental
       and services         13,996       12,759       56,441       50,670
      Flagler realty sales   6,443       17,068       33,921       19,590
      Other rental           1,748        1,419       23,523        4,963
     Total realty           22,187       31,246      113,885       75,223
     Corporate general &
      administrative         3,852        3,159       13,137       11,563
     Total expenses
      (segment)             60,699       66,796      265,091      211,420
        Intersegment
         expenses               --         (17)           --        (109)
     Total expenses
     (consolidated)         60,699       66,779      265,091      211,311

    Operating Profit (Loss)
     Railway operations     12,169       11,788       42,988       42,117
     Realty                 34,688       46,785       44,048       59,352
     Corporate general &
      administrative       (3,852)      (3,159)     (13,137)     (11,563)
    Segment & consolidated
     operating profit       43,005       55,414       73,899       89,906

    Interest income            186          219          946          425
    Interest expense       (4,414)      (4,525)     (17,056)     (19,602)
    Other income             2,128        2,317        9,544       10,803
                           (2,100)      (1,989)      (6,566)      (8,374)

    Income before
     income taxes           40,905       53,425       67,333       81,532
    Provision for
     income taxes         (15,749)     (20,545)     (25,923)     (31,389)

    Income from
     continuing operations  25,156       32,880       41,410       50,143

    Discontinued
     Operations
    Gain (loss) from
     operation of
     discontinued
     operations
     (net of taxes)             77      (4,533)        (290)    (168,717)
    Gain on disposition
     of discontinued
     operations
     (net of taxes)            777        9,734        2,104       10,823

    Net Income (Loss)       26,010       38,081       43,224    (107,751)

  (Prior year's results have been reclassified to conform to current year's presentation.)



                     FLORIDA EAST COAST INDUSTRIES, INC.
                         CONSOLIDATED BALANCE SHEETS
                            (dollars in thousands)
                                 (unaudited)

                                                        Years Ended Dec. 31
                                                        2003           2002

    Assets
    Cash and equivalents                             125,057         83,872
    Other current assets                              46,447        121,204
    Properties, less accumulated depreciation        814,683        795,650
    Other assets and deferred charges                 22,163         50,510
    Total assets                                   1,008,350      1,051,236

    Liabilities and Shareholders' Equity
    Short-term debt                                    2,838          2,641
    Other current liabilities                         63,860         47,755
    Deferred income taxes                            135,497        122,103
    Long-term debt                                   238,305        294,143
    Accrued casualty and other liabilities             9,717         11,278
    Shareholders' equity                             558,133        573,316
    Total liabilities and shareholders' equity     1,008,350      1,051,236

    (Prior year's results have been reclassified to conform to current year's presentation.)


                     FLORIDA EAST COAST INDUSTRIES, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)
                                 (unaudited)

                                                        Years Ended Dec. 31
                                                        2003           2002
    Cash Flows from Operating Activities
     Net income (loss)                                43,224      (107,751)
     Adjustments to reconcile net income to
     cash generated by operating activities           12,820        273,110
    Changes in operating assets and liabilities       79,994      (110,102)
    Net cash generated by operating activities       136,038         55,257

    Cash Flows from Investing Activities
    Purchase of properties                         (102,181)       (62,356)
    Proceeds from disposition of assets              124,218         88,778
    Other                                                 --       (19,843)
    Net cash provided by investing activities         22,037          6,579

    Cash Flows from Financing Activities
    Net (payments) borrowings from debt             (55,641)         11,543
    Payment of dividends                            (60,453)        (3,658)
    Other                                              (796)             62
    Net cash (used in) provided by
     financing activities                          (116,890)          7,947

    Net Increase in Cash and Cash Equivalents         41,185         69,783
    Cash and Cash Equivalents at
     Beginning of Period                              83,872         14,089
    Cash and Cash Equivalents at End of Period       125,057         83,872


                          RAILWAY OPERATING RESULTS
                            (dollars in thousands)
                                 (unaudited)

                                 Three Months
                                 Ended Dec. 31         Years Ended Dec. 31

                              2003         2002         2003         2002
    Railway segment's
     operating revenues     46,829       44,179      181,057      166,751
    Railway segment's
     operating expenses     34,660       32,391      138,069      124,634
    Railway segment's
     operating profit       12,169       11,788       42,988       42,117

    Railway segment's
     operating ratio         74.0%        73.3%        76.3%        74.7%

    Railway segment's
     operating profit
     before depreciation    17,072       16,442       62,550       59,852
    Total FECR legal
     entity EBITDA          36,584       54,845      100,216      111,693

    (Prior year's results have been reclassified to conform to current year's presentation.)

                               RAILWAY TRAFFIC
                        Three Months Ended December 31
                       (dollars and units in thousands)

                        2003      2002   Percent  2003      2002    Percent
    Commodity          Units     Units  Variance Revenues Revenues  Variance
    Rail Carloads
     Crushed stone      30.0      28.1     6.8   13,969    12,335    13.2
     Construction
      materials          1.4       1.4      --      817       773     5.7
     Vehicles            6.2       7.3  (15.1)    4,881     5,712  (14.5)
     Foodstuffs          3.0       3.1   (3.2)    2,292     2,283     0.4
     Chemicals           0.9       1.0  (10.0)    1,077     1,158   (7.0)
     Paper               1.3       1.9  (31.6)    1,396     1,817  (23.2)
     Other               3.6       2.1    71.4    1,940     1,728    12.3
      Total Carload     46.4      44.9     3.3   26,372    25,806     2.2
    Intermodal          66.1      66.7   (0.9)   16,608    15,954     4.1
    Total freight
     units/revenues    112.5     111.6     0.8   42,980    41,760     2.9
    Drayage             12.6       9.0    40.0    2,945    1,786*    64.9
    Ancillary revenue     --        --      --      904       633    42.8

    * -- Railway began management of drayage operations in November 2002. (Prior year's results have been reclassified to conform to current year's presentation.)


                               RAILWAY TRAFFIC
                           Years Ended December 31
                       (dollars and units in thousands)

                        2003      2002  Percent   2003      2002    Percent
    Commodity          Units     Units  Variance Revenues  Revenues Variance
    Rail carloads
     Crushed stone     120.8     113.2     6.7   55,453    50,497     9.8
     Construction
      materials          5.6       5.4     3.7    3,157     3,104     1.7
     Vehicles           23.1      25.0   (7.6)   18,161    19,702   (7.8)
     Foodstuffs         11.9      11.9      --    8,902     8,685     2.5
     Chemicals           3.6       3.8   (5.3)    4,135     4,443   (6.9)
     Paper               6.6       6.8   (2.9)    6,565     6,750   (2.7)
     Other              15.5      12.9    20.2    8,803     7,979    10.3
     Total carload     187.1     179.0     4.5  105,176   101,160     4.0
    Intermodal         252.1     258.3   (2.4)   61,892    60,875     1.7
    Total freight
     units/revenues    439.2     437.3     0.4  167,068   162,035     3.1
    Drayage             50.3       9.0   458.9   10,750    1,786*   501.9
    Ancillary revenue     --        --      --    3,239     2,930    10.5

    * -- Railway began management of drayage operations in November 2002. (Prior year's results have been reclassified to conform to current year's presentation.)

                           REALTY SEGMENT REVENUES
                            (dollars in thousands)
                                 (unaudited)

                                                Three Months   Three Months
                                               Ended Dec. 31  Ended Dec. 31

                                                        2003           2002
    Rental revenues - Flagler                         14,364         12,212
    Rental income - straight-line
     rent adjustments                                    440            809
    Operating expense recoveries                         692            862
    Rental revenues - undeveloped land                   160            243
    Equity pickups                                         -            166
    Other rental revenues                                452            321
      Total rental revenue - Flagler properties       16,108         14,613
    Realty revenues - other realty operations            733            663
        Total rental revenues                         16,841         15,276

    Building and land sales - Flagler                 22,772         26,879
    Building and land sales - other realty
     operations                                       17,262         35,876
        Total building and land sales revenues        40,034         62,755

      Total realty segment revenues                   56,875         78,031

    (Prior year's results have been reclassified to conform to current year's presentation.)


                           REALTY SEGMENT EXPENSES
                            (dollars in thousands)
                                 (unaudited)

                                                Three Months   Three Months
                                               Ended Dec. 31  Ended Dec. 31

                                                        2003           2002
    Real estate taxes - developed                      1,800          1,661
    Repairs & maintenance - recoverable                  771            586
    Services, utilities, management costs              2,901          2,781
       Total expenses subject to recovery -
        Flagler properties                             5,472          5,028

    Real estate taxes - Flagler undeveloped land         487            687
    Repairs & maintenance - non-recoverable              312           (71)
    Depreciation & amortization - Flagler              5,807          5,393
    SG&A - non-recoverable - Flagler                   1,918          1,722
       Total - non-recoverable expenses -
        Flagler properties                             8,524          7,731
      Total rental expenses - Flagler properties      13,996         12,759

    Real estate taxes - other undeveloped land           218            213
    Depreciation & amortization - other                   39             10
    SG&A - non-recoverable - other                     1,491          1,196
       Total rental expenses - other
        realty operations                              1,748          1,419
      Total rental expenses

    Realty sales expenses                              6,443         17,068

    Total operating expenses                          22,187         31,246

    (Prior year's results have been reclassified to conform to current year's presentation.)


                        FLAGLER REAL ESTATE STATISTICS
                                 (unaudited)

                                                            Three Months
                                                            Ended Dec. 31
                                                        2003           2002
    Property types
    Office (sq. ft. in 000's)                          2,046          1,988
    Industrial (sq. ft. in 000's)                      4,459          3,918

    100%-owned properties
    Rentable square feet (in 000's)                    6,505          5,906
    Occupied square feet (in 000's)                    5,736          4,954
    Number of buildings owned                             59             55
    Ending occupancy rate                                88%            84%

    Buildings held in partnership
    Rentable square feet (in 000's)                       --            736
    Occupied square feet (in 000's)                       --            680
    Number of buildings                                   --              5
    Ending occupancy rate                                 --            92%

    "Same store" statistics
    "Same store" square footage (in 000's)             5,526          5,526
    "Same store" occupancy (sq. ft. in 000's)          4,902          4,726
    "Same store" buildings                                52             52
    "Same store" revenues (in 000's)                 $13,941        $13,553
    Ending "same store" occupancy rate                   89%            86%

    Properties in the pipeline
    Number of projects                                     7              8
    Lease-up (sq. ft. in 000's)                           --            181
    Under construction (sq. ft. in 000's)                343            290
    Pre-development (sq. ft. in 000's)                   705            591
    Total                                              1,048          1,062

    Entitlement pipeline
    Acres                                                855          1,026
    Total square feet (in 000's)                      13,919         14,726
    Office (sq. ft. in 000's)                          7,680          8,787
    Industrial (sq. ft. in 000's)                      5,732          5,620
    Commercial (sq. ft. in 000's)                        507            319


                 RECONCILIATION OF NON-GAAP TO GAAP MEASURES
                            (dollars in thousands)
                                 (unaudited)


                                  Three Months             Years Ended
                                 Ended Dec. 31               Dec. 31

                              2003         2002         2003         2002

    Railway segment's
     operating profit       12,169       11,788       42,988       42,117
    Railway segment's
     depreciation expense    4,903        4,654       19,562       17,735
    Railway segment's
     operating profit
     before depreciation    17,072       16,442       62,550       59,852

    Total FECR legal
     entity net income      19,376       30,873       49,636       57,689
    Depreciation expense -
     legal entity            4,949        4,677       19,747       17,928
    Interest expense (income)  129         (32)        (239)         (39)
    Income tax expense      12,130       19,327       31,072       36,115
    Total FECR legal
     entity EBITDA          36,584       54,845      100,216      111,693


                                                                       (in
                                                                     millions)
                         Three Months             Years Ended        Forecast
                        Ended Dec. 31               Dec. 31         Full Year
                     2003         2002         2003        2002        2004
    Rental
     properties'
     operating
     profit         4,742        4,106       17,994      18,407      $18-20
    Rental
     properties'
     depreciation
     and amortization
     expense        5,463        5,136       22,477      20,802         $25
    Rental
     properties'
     operating profit
     before
     depreciation and
     amortization
     expense       10,205        9,242       40,471      39,209      $43-45



    The Company reports certain non-GAAP measures for the Company's railway business and a portion of its real estate business. The Company believes these measures to be performance measures that investors commonly use to value the relevant businesses and to evaluate their ongoing performance. The Company operates in two distinctly different lines of businesses, railway and realty, which many investors value and evaluate separately, using metrics similar to the non-GAAP financial measures provided by the Company. The Company also uses certain such measures internally as part of its incentive compensation plans for management employees.

SOURCE  Florida East Coast Industries, Inc.
    -0-                             02/11/2004
    /CONTACT:  Investors, Bradley D. Lehan, +1-904-819-2128, or Media, Husein
A. Cumber, +1-904-826-2280, both of Florida East Coast Industries, Inc./
    /Web site:  http://www.feci.com /
    (FLA)

CO:  Florida East Coast Industries, Inc.
ST:  Florida
IN:  TRN FIN
SU:  ERN CCA ERP